Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the United Bankshares, Inc. 2025 Equity Incentive Plan of our reports dated February 28, 2025, with respect to the consolidated financial statements of United Bankshares, Inc. and the effectiveness of internal control over financial reporting of United Bankshares, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charleston, WV

May 30, 2025